Exhibit 10.1

Memorandum of Understanding

By and Between

Maureen Adams and Churchill Downs Incorporated

Purpose

The purpose of this Memorandum of Understanding (“MOU”) is to memorialize the terms of Maureen Adams’ (the “Executive’s”) voluntary retirement from employment with Churchill Downs Incorporated (the “Company”) effective December 31, 2025.

Terms

The Executive desires to voluntarily retire from employment with the Company effective December 31, 2025. In furtherance thereof, the Executive and the Company hereby acknowledge and agree to the following:

1.

The Executive shall voluntarily retire from employment with the Company effective December 31, 2025. Upon such voluntary retirement by the Executive, the Executive shall cease to be an employee and officer of the Company. Executive’s voluntary retirement from employment with the Company does not constitute a “Good Reason” termination event under any plan, policy, program, arrangement or agreement adopted, maintained or sponsored by the Company, or that is by and between the Company and the Executive, including, but not limited to:

(a) the Churchill Downs Incorporated Restricted Stock Unit Agreement by and between the Company and the Executive, dated February 8, 2024 (the “2024 RSU Agreement”);

(b) the Churchill Downs Incorporated Performance Share Unit Agreement by and between the Company and the Executive, dated February 15, 2023 (the “2023 PSU Agreement”);

(c) the Churchill Downs Incorporated Performance Share Unit Agreement by and between the Company and the Executive, dated February 8, 2024 (the “2024 PSU Agreement”); and

(d) the Churchill Downs Incorporated Executive Change in Control, Severance and Indemnity Agreement by and between the Company and the Executive, dated July 26, 2022 (the “CIC Agreement”).

2.

Upon Executive’s voluntary retirement from employment with the Company, the Executive shall be entitled to receive a bonus for services performed as an employee in 2025 under the Executive Annual Incentive Plan (the “Bonus Plan”), which bonus shall be paid pursuant to the terms of the Bonus Plan (and in any event no later than March 15, 2026).

3.

Notwithstanding the Executive’s voluntary retirement from employment with the Company effective December 31, 2025, solely for purposes of the 2024 RSU Agreement, the Executive’s employment with the Company shall be deemed to continue through the Restriction lapse dates set forth in the 2024 RSU Agreement, more specifically, through December 31, 2026, with 1,491 restricted stock units vesting on such date. Settlement of the restricted stock units granted under the 2024 RSU Agreement will be made in accordance with the 2024 RSU Agreement, following the Restriction lapse date set forth in the 2024 RSU Agreement.

4.

Notwithstanding the Executive’s voluntary retirement from employment with the Company effective December 31, 2025, solely for purposes of the 2023 PSU Agreement and the 2024 PSU Agreement, the Executive’s employment with the Company shall be deemed to continue through the Restriction lapse dates set forth in (a) the 2023 PSU Agreement, more specifically, through December 31, 2025, with 4,404 performance share units eligible to vest on such date, based on performance during the performance period set forth in the 2023 PSU Agreement, and (b) the 2024 PSU Agreement, more specifically, through December 31, 2026, with 4,472 performance share units eligible to vest on such date, based on performance during the performance period set forth in the 2024 PSU Agreement. Settlement of the performance share units granted under the 2023 PSU Agreement will be made in accordance with the 2023 PSU Agreement following the Restriction lapse date set forth in the 2023 PSU Agreement. Settlement of the performance share units granted under the 2024 PSU Agreement will be made in accordance with the 2024 PSU Agreement following the Restriction lapse date set forth in the 2024 PSU Agreement.

5.

In consideration of Executive continuing her employment with the Company from the date of this MOU until her voluntary retirement from employment effective December 31, 2025, the Executive shall be entitled to receive a retention payment of $550,000 (the “Retention Payment”). Subject to Executive’s continued employment for such period, such Retention Payment shall be payable to the Executive upon Executive’s voluntary retirement with the Company effective December 31, 2025, with such payment payable within 60 days following the retirement date. For the avoidance of doubt, if the Executive does not remain employed with the Company through December 31, 2025, Executive will not be eligible to receive the Retention Payment.

6.

Upon Executive’s voluntary retirement from employment the Company effective December 31, 2025, the CIC Agreement shall become null and void and without any further force and effect and, as a result, Executive shall forfeit any and all rights under the CIC Agreement.

7.

The Executive’s account balance under the 2005 Churchill Downs Incorporated Deferred Compensation Plan (as amended as of December 1, 2008) (the “Deferred Compensation Plan”) shall be paid at such time and in such manner as required under the terms of the Deferred Compensation Plan and as is consistent with applicable law, provided, in any event, payment shall commence no earlier than the date that is six (6) months after the date the Executive permanently ceases to perform any services for the Company in any capacity.

8.	All amounts payable under this MOU are subject to applicable tax withholdings and authorized deductions.

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Agreed to by:

CHURCHILL DOWNS INCORPORATED

/s/ M. Katherine Armstrong	Date 06/25/2025
M. Katherine Armstrong
CHRO & SVP
(Authorized Representative)

EXECUTIVE

/s/ Maureen Adams	Date 6/25/2025
Maureen Adams

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